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                                                                     EXHIBIT 5.2


VIA EDGAR


United States Securities and Exchange Commission


Dear Sirs/Mesdames:


Re:   Miramar Mining Corporation
      Registration Statement on Form F-10 - Consent


We hereby consent to the use of our name in the Registration Statement on Form F-10 (Registration No. 333-135349) filed by Miramar Mining Corporation, as such may be amended or supplemented, and in the prospectus contained therein, on the face page and under the headings "Certain Income Tax Considerations for Canadian Holders", "Legal Matters", "Interest of Experts", "Documents Filed as Part of the Registration Statement", "Eligibility for Investment" and "Enforceability of Civil Liabilities". In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended.

Yours truly,

/s/ Gowling Lafleur Henderson LLP

GOWLING LAFLEUR HENDERSON LLP